Exhibit 99.1

Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

                                    CONTACT:         William L. Hiott, Jr.
                                    TELEPHONE:       (843) 724-1500
                                    DATE:            October 14, 2008


                                                              FOR USE: IMMEDIATE

NEWS RELEASE
------------

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Third Quarter Earnings


Charleston, SC - The Bank of South Carolina Corporation (Nasdaq: BKSC), announced earnings for the 3rd quarter of 2008 of $712,072 or $.18 per share, a decrease from third quarter 2007 earnings of $940,561 or $.24 per share. Earnings for the nine months ended September 30, 2008, were $2,155,435 or $.54 per share, a decrease of 26.62% over 2007's first nine months earnings of $2,937,338 or $.75 per share. Return on average assets and average equity for the three months ended September 30, 2008 were 1.23% and 10.69%, respectively and compare to three months ended September 30, 2007 returns on average assets and average equity of 1.59% and 15.20% respectively.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, "Although earnings are down for the first nine months of the year, they remain ahead of our profit plan." He further stated that he was very pleased with the 11.47% loan growth the bank has had since year end. "We began the year with the philosophy of looking under every rock for opportunity and watching asset quality, which has paid off in these difficult times."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Automated Trading Desk, Citadel Derivative Group, LLC, Citigroup Global Markets, Inc., Hill, Thompson, Magid and Company, Howe Barnes Investments, Hudson Securities, Inc., JJB Hilliard WL Lyons, Knight Equity Markets, LP, Merrill Lynch, Monroe Securities Inc., Morgan Keegan & Company, Inc., Nasdaq Execution Services, LLC, Sandler O'Neill & Partners, Scott & Stringfellow, Inc., Stern, Agee & Leach, Inc., Susquehanna Financial Group, LLLP, Susquehanna Financial Group and UBS Securities, LLC.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings
------------------


                                                September 30,      September 30,
                                                         2008               2007

Shares Outstanding
BKSC Common Stock                                   3,976,095          3,953,863


Book Value Per Share                             $       6.61       $       6.35

Total Assets                                     $235,269,398       $224,287,017


Quarter Ending
--------------

Net Income                                       $    712,072       $    940,561

Basic Earnings Per Share                         $        .18       $        .24

Diluted Earnings Per Share                       $        .18       $        .24

Weighted Average Shares
Outstanding Basic                                   3,975,252          3,949,447

Weighted Average Shares
Outstanding Diluted                                 3,981,056          3,976,459

Bank of South Carolina
Corporation (BKSC)
Report of Earnings
------------------


Nine Months Ending
------------------

Net Income                                       $  2,155,435       $  2,937,338

Basic Earnings Per Share                         $        .54       $        .75

Diluted Earnings Per Share                       $        .54       $        .74

Weighted Average Shares
Outstanding Basic                                   3,962,817          3,939,420

Weighted Average Shares
Outstanding Diluted                                 3,972,475          3,969,668